Exhibit 11.1

                    SLADE'S FERRY BANCORP. AND SUBSIDIARY
                      COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)

(Dollars in Thousands,
except for per share data)                 March 31, 2005    March 31, 2004
---------------------------------------------------------------------------

Net income                                   $    1,100        $      585
                                             ==========        ==========

Average shares outstanding                    4,076,707         4,012,654
                                             ==========        ==========

Basic earnings per share                     $     0.27        $     0.15
                                             ==========        ==========

Average shares outstanding                    4,076,707         4,012,654

Net effect dilutive stock options                36,549            57,201
                                             ----------        ----------

Adjusted shares outstanding                   4,113,256         4,069,855
                                             ==========        ==========

Diluted earnings per share                   $     0.27        $     0.14
                                             ==========        ==========


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